UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RealPage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REALPAGE, INC.

Notice of Annual Meeting of Stockholders

June 6, 2012

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of RealPage, Inc., a Delaware corporation (the “Company,” “we” or “us”), will be held on June 6, 2012, at 10:00 a.m. local time, at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect each of Jeffrey T. Leeds and Scott S. Ingraham to the board of directors for a term of three years.

2.	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 9, 2012, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose by following the instructions on the proxy card. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

The 2012 Proxy Statement and 2011 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com/.

Sincerely,

/s/ Margot Lebenberg

Margot Lebenberg
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 11, 2012

REALPAGE, INC.

Proxy Statement

For the

2012 Annual Meeting of Stockholders

REALPAGE, INC.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3000

PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 on June 6, 2012, at 10:00 a.m. local time. On April 11, 2012, we began mailing to stockholders of record this proxy statement and proxy card.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of RealPage, Inc., a Delaware corporation (the “Company”, “we” or “us”), has delivered printed versions of proxy materials to you by mail, in connection with the board of directors’ solicitation of proxies for use at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 6, 2012, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007. Our telephone number is (972) 820-3000.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one (1) copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 4000 International Parkway, Carrollton, Texas 75007, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 9, 2012 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 73,917,155 shares of our common stock, $0.001 par value, were issued and 73,431,169 were outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

The cost of this solicitation will be borne by us. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), your nominee will provide you with appropriate voting materials (such as a voting instruction form). Please follow the instructions included on those materials regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals that are considered routine under the rules of the New York Stock Exchange and on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. At the Annual Meeting, Proposal Two, the ratification of the appointment of our independent registered public accounting firm, will be a discretionary item, and Proposal One, the election of directors, will be a non-discretionary item.

Quorum

A majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Voting Requirements

The vote requirement for each matter is:

•

Proposal One (Election of Directors)—Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee.

•

Proposal Two (Ratification of Independent Registered Accounting Firm)—The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2013 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2013, stockholder proposals must be received by the Secretary of the Company no later than December 12, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2013 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at our principal executive office no later than February 25, 2013, and no earlier than January 26, 2013. If the date of our 2012 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the first anniversary date of the 2012 Annual Meeting, your notice of a proposal will be timely if it is received by us no earlier than the close of business on the 120th day prior to the 2013 annual meeting and not later than later of the close of business on the 90th day before the 2013 annual meeting or the tenth day following the day we publicly announce the date of the 2013 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2013 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of seven members divided into three classes with staggered three-year terms. There are currently two directors in Class I, three directors in Class II and two directors in Class III. The terms of office of the Class II directors, Mr. Richard M. Berkeley, Mr. Scott S. Ingraham and Mr. Jeffrey T. Leeds, will expire at the Annual Meeting and Mr. Ingraham and Mr. Leeds will stand for re-election to the board of directors at the Annual Meeting. The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III and Mr. Peter Gyenes, will expire at the 2014 annual meeting. The terms of office of the Class III directors, Mr. Stephen T. Winn and Mr. Jason A. Wright, will expire at the 2013 annual meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of our directors will be fixed from time to time by a resolution of the majority of our board of directors. Nine directors are currently authorized.

Required Vote and Recommendation of the Board of Directors for Proposal One

Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee. Cumulative voting is not permitted by our certificate of incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. Our board of directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election as Class II Directors at the Annual Meeting

Our nomination and governance committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, recommended the two individuals set forth in the table below for nomination by our full board of directors. Based on such recommendations, our board of directors nominated such directors for election at the Annual Meeting as Class II directors to serve for a term expiring at the 2015 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Nominee	Age	Position and Offices Held with RP	Director Since
Jeffrey T. Leeds (2)	56	Director	1999

Scott S. Ingraham (1)(2)(3)	58	Director	2012

(1)	Member of audit committee
(2)	Member of nomination and governance committee
(3)	Mr. Ingraham was appointed by our Board as a director after our last annual meeting of stockholders to fill an existing vacancy on the Board. Mr. Ingraham was recommended to the Board for appointment as a director by Stephen T. Winn, our CEO and Chairman, and Dirk D. Wakeham, our President.

Class II Directors (Terms Expire in 2012)

Jeffrey T. Leeds has served as a member of our board of directors and a member of our nominating and governance committee since December 1999. Mr. Leeds has served as chairman of our nominating and governance committee since February 2012. He is President and Co-Founder of Leeds Equity Partners, LLC, which he co-founded in 1993, a private equity firm that focuses on the education, information services and training industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York after graduating from law school. Mr. Leeds currently serves on the board of directors of Education Management Corporation (NASDAQ: EDMC), Instituto de Banca y Comercio and SeatonCorp. and as a Trustee on the United Federation of Teacher’s Charter School Board in New York City. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’ qualifications to serve on our board of directors include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various public and private companies.

Scott S. Ingraham, has served as a member of our board of directors since February 2012 and as a member of our audit committee and our nominating and governance committee since February 2012. Mr. Ingraham is presently the co-founder and Principal of Zuma Capital, Inc., a private investment firm. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Camden Property Trust is one our larger customers. Mr. Ingraham also serves as a director of Kilroy Realty Corporation, a publicly-held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant board experience serving on boards of other public companies.

Richard M. Berkeley has served as a member of our board of directors since December 2005, as a member of each of our compensation committee and nominating and governance committee since May 2007 and as Chairman of our nominating and governance committee from February 2010 to February 2012. Mr. Berkeley is a member of Camden Partners Holdings, LLC, where he focuses on investments in the business and financial services, health care and education markets for the firm. Prior to joining Camden Partners in October 2002, Mr. Berkeley spent 19 years with Alex. Brown & Sons Incorporated and its successor organizations, Bankers Trust New York Corporation and Deutsche Bank Securities Inc., where he was responsible for the origination, structuring and consummation of private equity financings for public and private companies. He currently serves on the board of directors of a number of private companies, educational institutions and charitable organizations. Mr. Berkeley served as an officer in the United States Air Force between 1974 and 1976. He received his B.A. in history, J.D. and M.B.A. from the University of Virginia. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive business experience and knowledge in equity financings. Mr. Berkeley has elected not to stand for reelection at the annual meeting.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with RP	Director Since
Alfred R. Berkeley, III (2)	67	Director	2003

Stephen T. Winn	65	Chairman of the Board of Directors and Chief Executive Officer	1998

Peter Gyenes (1) (2) (3)	66	Director	2010

Jason A. Wright (1) (2) (3)	40	Director	2003

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nomination and Governance Committee

Class I Directors (Terms Expire in 2014)

Alfred R. Berkeley, III has served as a member of our board of directors since December 2003 and as a member of our compensation committee since January 2004. Mr. Berkeley also served as a member and as chairman of our audit committee from January 2004 to February 2012 and as our lead independent director from February 2011 to February 2012. Mr. Berkeley served as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, from December 2003 until November 2011. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also served as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States from 2001 until December 2011. Mr. Berkeley also served as a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC from 1999 until June 2011. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley also served as a director of Webex Communications, Inc., which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007.

Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley served as a director of the National Research Exchange, Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley also served on the board of Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States from December 2010 until November 2011. Mr. Berkeley currently serves on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) and EDGAR Online, Inc. (NASDAQ: EDGR). Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive experience in corporate finance and securities matters, including his experience as Chief Executive Officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various public and private companies and federal committees. On October 24, 2011, Mr. Berkeley entered into a consent decree with the SEC relating to his role at Pipeline Trading Systems, LLC.

Peter Gyenes has served as a member or our board of directors since January 2010, as Chairman of our compensation committee since February 2010, as a member of our audit committee since February 2010, and as a member of our nominating and governance committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos plc, a global security software company, since March 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation (NASDAQ: ASCL), a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. He currently serves on the boards of directors of IntraLinks Holdings, Inc. (NYSE: IL), Lawson Software, Inc. (NASDAQ: LWSN), Pegasystems Inc. (NASDAQ: PEGA) and VistaPrint Limited (NASDAQ: VPRT), as well as several private companies, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the board of directors of webMethods Inc. (NASDAQ: WEBM) (acquired by Software AG Darmstadt) from 2005 to 2007, Applix, Inc. (NASDAQ: APLX) (acquired by Cognos, Inc.) from 2000 to 2007 and BladeLogic, Inc. (NASDAQ: BLOG) (acquired by BMC Software, Inc.) from 2006 to 2008. Mr. Gyenes received his B.A. in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’ qualifications to serve on our board of directors include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.

Class III Directors (Terms Expire in 2013)

Stephen T. Winn has served as our Chief Executive Officer, Chairman of the Board and a member of our board of directors since November 1998. From November 1998 to December 2009, Mr. Winn also served as our President. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multi Housing Council. In January 2002, he was one of twenty-five people recognized by the National Apartment Association as a leader in the multi-family industry. Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies and his extensive experience in the multi-family rental housing industry.

Jason A. Wright has served as a member or our board of directors since December 2003, as a member of our compensation committee since October 2006, a member of our audit committee since January 2004 and a member of our nominating and governance committee since February 2010. Mr. Wright has served as our lead independent director and chairman of our audit committee since February 2012. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our board of directors include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

SECURITY OWNERSHIP

The following table sets forth information regarding ownership of our common stock as of April 9, 2012, the Record Date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 9, 2012. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after April 9, 2012 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 9, 2012. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Apax Excelsior VI, L.P. (2)	8,005,919	10.9%
Entities affiliated with Baron Capital Group, Inc.(3)	4,227,938	5.8
Entities affiliated with Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (4)	3,781,257	5.2
Entities affiliated with Stephen T. Winn (5)	27,239,504	37.1
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (5)	27,239,504	37.1
Timothy J. Barker (6)	528,768
Dirk D. Wakeham (7)	274,706
Margot Lebenberg (8)	57,587
Ashley Chaffin Glover (9)	230,746
Alfred R. Berkeley, III (10)	126,890
Richard M. Berkeley (11)	1,978,886	2.7
Peter Gyenes (12)	42,390
Jeffrey T. Leeds (13)	136,258
Jason A. Wright (14)	8,014,643	10.9
Scott S. Ingraham(15)	15,217
All executive officers and directors as a group (13 people) (16)	38,868,761	52.9

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007.

(2)	Represents 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022. For a discussion of our material relationships with the Apax Funds and affiliated entities, see “Certain Relationships and Related Party Transactions.”
(3)

Pursuant to a Schedule 13G filed February 14, 2012, represents 4,227,938 shares beneficially owned by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BAMCO”), Baron Capital Management, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BCM”), and Ronald Baron, who owns a controlling interest in BCG, 767 Fifth Avenue, 49th Floor, New York, NY 10153. (i) BCG reported that it had shared voting power of 4,094,438 shares and shared dispositive power of 4,227,938 shares; (ii) BAMCO reported that it had shared voting power of 3,913,458 shares and shared dispositive power of 4,038,458 shares; (iii) BCM reported that it had shared voting power of 180,980 shares and shared dispositive power of 189,480 shares; and (iv) Mr. Baron reported that he had shared voting power of 4,094,438 shares and shared dispositive power of 4,227,938 shares.

(4)	Pursuant to a Schedule 13G/A filed February 14, 2012, represents 3,779,057 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and 2,200 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,779,057 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,200 shares and sole power to vote or to direct the voting of 0 shares owned by the institutional accounts managed by PGATC.
(5)	Represents 20,406,357 shares held by Seren Capital, Ltd., 68,981 shares held by Seren Catalyst, L.P., 441,546 shares held by Stephen T. Winn 1996 Family LP A, 5,264,429 shares held by Stephen T. Winn, of which 81,250 are subject to forfeiture to by us, 23,750 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are fully vested and exercisable within 60 days of April 9, 2012, and 1,034,441 shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. and Seren Catalyst, L.P., or the Seren Partnerships and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnerships. Mr. Winn is the general partner of the Stephen T. Winn 1996 Family LPA and has voting and dispositive power over the shares held by the Stephen T. Winn 1996 Family LPA. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust.

(6)	Represents 156,837 shares held by Timothy J. Barker, of which 56,878 are subject to forfeiture to us, and 371,931 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Barker that are fully vested and exercisable within 60 days of April 9, 2012.
(7)	Represents 33,706 shares held by Dirk D. Wakeham, of which 27,813 are subject to forfeiture to us, and 241,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Wakeham that are fully vested and exercisable within 60 days of April 9, 2012.
(8)	Represents 38,212 shares held by Margot Lebenberg, of which 33,753 are subject to forfeiture to us, and 19,375 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Lebenberg that are fully vested and exercisable within 60 days of April 9, 2012.
(9)	Represents 43,871 shares held by Ashley Chaffin Glover, of which 37,188 are subject to forfeiture to us, and 186,875 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Chaffin Glover that are fully vested and exercisable within 60 days of April 9, 2012.
(10)	Represents 29,829 shares held by Alfred R. Berkeley, III, of which 4,688 are subject to a repurchase right held by us and 11,850 are subject to forfeiture to us, 54,561 shares held jointly by Alfred R. Berkeley III and Muriel VanDusen Berkeley as tenants in entirety and 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust.
(11)	Represents 8,724 shares held by Richard M. Berkeley, of which 7,848 are subject to forfeiture to us, 1,809,908 shares held by Camden Partners Strategic Fund III, L.P., 75,254 shares held by Camden Partners Strategic Fund III-A, L.P., 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009 and 42,500 held by Richard M. Berkeley, as Trustee of the Alfred and Muriel Berkeley Survivorship Trust dated December 1, 2005. Camden Partners Strategic Manager, LLC, or Camden Partners Strategic Manager, is the managing member of Camden Partners Strategic III, LLC, or Camden Partners Strategic III, which is the general partner of each of Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., or the Camden Funds. Because Richard M. Berkeley is a managing member of Camden Partners Strategic Manager, Camden Partners Strategic Manager is the managing member of Camden Partners Strategic III and Camden Partners Strategic III is the general partner of each of the Camden Funds, Mr. R. Berkeley may be deemed to have voting and dispositive power over the shares held by the Camden Funds. Mr. R. Berkeley and Muriel Van Dusen Berkeley are the trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust, and share voting and dispositive power over the shares held by the Berkeley Family Trust along with Alfred R. Berkeley, who may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust by virtue of his relationship with his spouse, Muriel Van Dusen Berkeley. Mr. R. Berkeley is the trustee of the Alfred and Muriel Berkeley Survivorship Trust dated December 1, 2005, or the Berkeley Survivorship Trust, and has voting and dispositive power over the shares held by the Berkeley Survivorship Trust. Mr. R. Berkeley disclaims beneficial ownership of shares held by the Berkeley Family Trust and the Berkeley Survivorship Trust, except to the extent of any pecuniary interest therein. Mr. R. Berkeley is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of the Camden Funds and their affiliated entities and individuals is 500 E. Pratt Street, Suite 1200, Baltimore, Maryland 21202. The Camden Funds are not affiliated with Camden Property Trust.
(12)	Represents 15,390 shares held by Peter Gyenes, of which 11,850 are subject to forfeiture to us, and 27,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are fully vested and exercisable within 60 days of April 9, 2012.

(13)	Represents 136,258 shares held by Jeffrey T. Leeds, of which 7,848 are subject to forfeiture to us.
(14)	Represents 8,724 shares held by Jason A. Wright, of which 7,848 are subject to forfeiture to us, 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022.
(15)	Represents 15,217 shares held by Scott S. Ingraham, of which 5,217 are subject to forfeiture to us.
(16)	Consists of 5,856,799 shares held of record by our directors and executive officers, 1,042,056 shares issuable upon the exercise of options held by our directors and executive officers that are fully vested and exercisable within 60 days of April 9, 2012 and 31,969,906 shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the board of directors, which are essential to effective governance. Mr. Jason A. Wright serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors and performing various other duties as directed by our board of directors.

The independent directors on our board of directors and board committees generally meet quarterly in executive session. In addition, our audit committee holds an executive session at each of its meetings and our compensation committee holds an executive session at the meeting in which annual compensation is reviewed and determined. On occasion, our independent directors invite our Chief Legal Officer to attend executive sessions in her role as legal counsel, but members of management, including Mr. Winn, are otherwise not present at executive sessions of board and committee meetings.

Risk Oversight

Our board of directors oversees risk management in a number of ways. Our audit committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, our compensation committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full board of directors receives reports on various risk related items at each of its regular meetings including risks related to intellectual property, taxes, products and employees. Our board of directors also receives periodic reports on our efforts to manage such risks through safety measures, insurance or self-insurance.

Director Independence

Under the listing requirements of the NASDAQ Stock Market, a majority of our board of directors must be comprised of independent directors. Our board of directors has determined that each of Mr. A. Berkeley, Mr. Gyenes, Mr. Ingraham, Mr. Leeds, Mr. R. Berkeley and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Our board of directors has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our board of directors has adopted a charter for each committee that is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer or on the investor relations portion of our website at http://www.realpage.com. We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The table below lists the current membership of each committee and the number of committee meetings held in 2011.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Jeffrey T. Leeds			Chairman
Alfred R. Berkeley, III(1)		Member
Jason A. Wright (1)	Chairman	Member	Member
Richard M. Berkeley		Member	Member
Peter Gyenes	Member	Chairman	Member
Scott Ingraham(2)	Member		Member

Number of meetings held in 2011	4	6	3

(1)	Mr. A. Berkeley served as chairman of our audit committee until February 2012. Mr. Wright has served as chairman of the audit committee since February 2012.
(2)	Mr. Ingraham was elected to the board in February 2012 and was also appointed to serve on the audit committee and the nominating and governance committee.

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee is responsible for, among other things:

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in this prospectus and in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our audit committee meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of business conduct and ethics and actual and potential conflicts of interest of members of our board of directors and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the nominating and governance committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The nominating and governance committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The nominating and governance committee does not have a formal policy with respect to diversity; however, the board of directors and the nominating and governance committee believe that it is important that the members of the board of directors represent diverse viewpoints. The nomination and governance committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To date, we have not paid any third party to identify or assist in identifying or evaluating potential nominees.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://www.realpage.com and is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.

Communications to the Board of Directors

Stockholders may communicate with members of our board of directors by mail addressed to the Chairman, any other individual member of the board, to the full board, or to a particular committee of the board. In each case, such correspondence should be sent to the following address: 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our board of directors will be reviewed by our Chief Legal Officer or her designee, who will forward such correspondence to the appropriate members of the board.

Board Meetings and Attendance

Our board of directors held a total of 7 meetings during 2011. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such member served.

Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend our annual stockholders meeting. Our 2011 annual stockholders meeting was attended by one of our directors, Stephen T. Winn, our Chairman and CEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation,” and the transactions described below.

Stock Options

Certain stock option and restricted stock grants to our non-employee directors are described in “Director Compensation.”

Certain stock option grants to our named executive officers are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at December 31, 2011” and “Executive Compensation — Employment Agreements.”

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality and non-competition provisions. The employment agreements with our named executive officers are described under “Executive Compensation — Employment Agreements.”

Other Relationships

We employ Chris Winn, son of Stephen T. Winn. In 2011, we paid Chris Winn total cash compensation of approximately $139,299. On November 4, 2011, we granted Chris Winn an option to purchase 3,000 shares of our common stock at an exercise price per share of $25.24 per share and a restricted stock award consisting of 2,000 shares of our common stock.

With the exception of Alfred R. Berkeley, III and Richard M. Berkeley, who are brothers, there are no family relationships among any of our directors or executive officers.

Scott Ingraham, is an investor in Zuma Capital Greenville, LLC (“Zuma Capital”), which is a minority member of the parent entity of the entities from which we acquired certain assets relating to the LevelOne business in November 2010. Pursuant to the LevelOne acquisition agreement, we held back a portion of the purchase price for a period of time in order to ensure payment for any claims that arose post-acquisition, which amount, net of claims and adjustments, will be paid out around mid-year 2012 in the form of cash or shares of our common stock (at our option). Zuma Capital’s interest in this pay-out, based on its ownership percentage of such parent entity, is currently estimated to be approximately $474,286 and Mr. Ingraham’s interest in this pay-out, based on his ownership interest in Zuma Capital, is currently estimated to be approximately $126,476. Mr. Ingraham also serves on the board of directors of Camden Properties, one of our larger customers.

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving in advance any related party transaction. The audit committee has not adopted specific policies or guidelines relating to the approval of related party transactions. The directors who are members of our audit committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of the audit committee.

DIRECTOR COMPENSATION

Determining Compensation for Non-Employee Directors in 2011

Our compensation committee reviews and makes recommendations to the board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. Our compensation committee and our board of directors believed that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.

Discussion of Director Compensation

In 2011, the annual compensation for our non-employee directors was comprised of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of stock options and restricted stock awards. Each of these components is described below.

Independent Director Compensation Plan

On February 17, 2011, our compensation committee amended our independent director compensation plan as follows:

Retainer	$6,000 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$100,000 restricted stock value(1)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 6.25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 16 consecutive quarters, subject to the continuous service of the director through each applicable date.

The term “independent directors” for purposes of our independent director compensation plan, as amended on February 17, 2011, means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, beginning April 1, 2011, pursuant to the terms of our 2010 Equity Incentive Plan.

On April 1, 2012, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive plan, we issued 5,217 shares of our common stock to each of Alfred R. Berkeley, III, Richard M. Berkeley, Peter Gyenes, Scott S. Ingraham, Jeffrey T. Leeds and Jason A. Wright.

Director Compensation Table for Year Ended December 31, 2011

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2011. The table excludes Mr. Stephen T. Winn, who is our Chief Executive Office and who did not receive any compensation from us in his role as director in 2011.

DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2011

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total ($)
Alfred R. Berkley, III	$48,000	$100,020	$148,020
Richard M. Berkeley	31,500	100,020	131,520
Peter Gyenes	54,000	100,020	154,020
Scott Ingraham (2)	—	—	—
Jeffrey T. Leeds	22,500	100,020	122,520
Jason A. Wright	36,000	100,020	136,020

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to the Consolidated Financial Statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended on December 31, 2011 as filed with the SEC.
(2)	Mr. Ingraham was elected to our board in February 2012 and did not receive compensation as a director prior to his election.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the Record Date.

Name of Executive Officer	Age	Position
Stephen T. Winn	65	Chairman of the Board of Directors, Chief Executive Officer and Director
Timothy J. Barker	49	Chief Financial Officer and Treasurer
Dirk D. Wakeham	46	President
Margot Lebenberg	44	Executive Vice President, Chief Legal Officer and Secretary
Ashley Chaffin Glover	40	Executive Vice President, Chief Sales & Marketing Officer
Jason D. Lindwall	41	Senior Vice President, Chief Operations Officer
Kurt E. Twining	57	Senior Vice President, Chief People Officer

See “Election of Directors” for additional information with respect to Mr. Winn.

Timothy J. Barker has served as our Chief Financial Officer and Treasurer since he joined us in October 2005. Prior to joining us, Mr. Barker served from March 2003 to September 2005 as Chief Financial Officer of etalk Corporation, a provider of enterprise class contact management performance solutions. From August 2000 to March 2003, Mr. Barker worked as an independent consultant and provided chief financial officer consulting services to public and private companies. From November 1995 to July 2000, Mr. Barker held various positions at F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider, including Executive Vice President and Chief Financial Officer. Mr. Barker received his B.B.A. in accounting from Texas Tech University and has been a Certified Public Accountant in the state of Texas since 1985.

Dirk D. Wakeham has served as our President since December 2009 and previously served as our Executive Vice President, Property Solutions, from January 2009 to November 2009 and our Senior Vice President, President, LeasingDesk Risk Mitigation Systems, from April 2007 to December 2008. Prior to joining us in April 2007, Mr. Wakeham was the Founder, President and Chief Executive Officer of Multifamily Internet Ventures, LLC, which he founded in 2001 and we acquired in April 2007. He also previously served as Senior Vice President at Western National Group, where he was responsible for the management and deployment of enterprise systems focused on the management and operation of a diverse multi-family portfolio. Mr. Wakeham received his B.A. in business administration from California State University, Fullerton.

Margot Lebenberg has served as our Executive Vice President, Chief Legal Officer and Secretary since May 2010. Since 1998, Ms. Lebenberg served as the founder and President of Living Mountain Capital L.L.C., a business advisory consulting firm specializing in corporate development, strategic alliances and restructurings. From June 2004 to August 2007, Ms. Lebenberg was Executive Vice President, General Counsel and Secretary at The Princeton Review, Inc. through its share issuance to Bain Capital Venture Investors, LLC. From February 2003 to March 2004, Ms. Lebenberg was Executive Vice President, General Counsel, Managing Director and Secretary at Soundview Technology Group, Inc. through its sale to The Charles Schwab Corporation. From November 2001 to January 2003, Ms. Lebenberg served as Vice President, Assistant General Counsel and Assistant Secretary of Cantor Fitzgerald and its affiliate eSpeed, Inc., which was acquired by BGC Partners, Inc. From May 1996 to July 2000, she was Senior Vice President, General Counsel and Secretary of F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider. Previously she was a business and finance attorney at Morgan, Lewis & Bockius LLP in New York City. Ms. Lebenberg received her B.A. in economics and history from SUNY Binghamton and her J.D. from Fordham University School of Law.

Ashley Chaffin Glover has served as our Executive Vice President, Chief Sales and Marketing Officer since February 2012 and previously served as our Executive Vice President, Multifamily Solutions from January 2010 to February 2012, as our Executive Vice President, Resident Solutions from April 2009 to January 2010 and as our Senior Vice President, President, Velocity Utility and Billing Services, from March 2005 until April 2009. From November 2004 through early March 2005, Ms. Chaffin Glover served us in a consulting capacity in conjunction with our acquisition of The Pleco Group, LLC. From August 1995 to July 1997 and again from August 1999 to July 2003, Ms. Chaffin Glover handled both international and domestic assignments for McKinsey & Company. Ms. Chaffin Glover received her B.S. in computer science from Southern Methodist University and her M.B.A. from Harvard University.

Jason D. Lindwall has served as our Senior Vice President, Chief Operations Officer since joining us in April 2008. Prior to joining us, Mr. Lindwall held various positions, including Chief Information Officer, at Aspen Square Management, Inc. from December 1993 to February 2008. Mr. Lindwall received his B.S. in business administration computer information systems from Western New England College.

Kurt E. Twining has served as our Senior Vice President, Chief People Officer since joining us in July 2011. Prior to joining us Mr. Twining was a General Manager and Partner for Buck Consulting from July 2009 to May 2011. Prior to joining Buck Consulting, Mr. Twining was the Senior Vice President of Human Resources and Security for Freescale Semiconductor from July 2005 to September 2008. He has also held various other positions, including Principal and General Manager for the Hay Group, Senior Vice President of Human Resources for AmeriServe, Vice President of Human Resources for Pepsico Food Systems and progressive human resources positions for Texas Instruments. Mr. Twining received his M.S. in Industrial Labor Relations and his B.S. in Criminal Justice from Michigan State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers, referred to as our named executive officers, for 2011 should be read together with the compensation tables and related disclosures that follow this discussion.

Compensation Philosophy and Objectives

Our philosophy is to provide compensation to each of our named executive officers that is commensurate with his or her position and experience, furnish incentives sufficient for the named executive officer to meet and exceed short-term and long-term corporate objectives as determined by our board of directors and align the named executive officers’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our named executive officers to remain employed by us unless and until our board of directors finds that retention of the named executive officer is no longer in accord with our corporate objectives.

Based on this philosophy, the primary objectives of our board of directors and compensation committee with respect to executive compensation are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and

•	align the incentives of the named executive officers with the creation of value for stockholders.

To achieve these objectives, our compensation committee periodically evaluates our executive compensation program with the goal of establishing compensation at levels our compensation committee believes to be competitive with those of our competitive peer group companies and other companies in our geographical regions that compete with us for executive talent. Additionally, we design our executive compensation program to tie a portion of each named executive officer’s overall cash compensation to key strategic, financial and operational goals set by our board of directors.

Compensation Decision-Making Process

Our compensation committee is responsible for overseeing and approving our executive compensation program. Our compensation committee currently consists of four members. The current members of our compensation committee are Jason A. Wright, Richard M. Berkeley, Alfred R. Berkeley, III, and Peter Gyenes. Mr. Gyenes has been appointed to serve as the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For a discussion of the specific responsibilities of our compensation committee, see “Corporate Governance— Committees of the Board of Directors.”

Our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to the compensation committee for each of our named executive officers based on his or her level of responsibility, performance and contribution to achieving our overall corporate objectives. Our compensation committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our named executive officers. Additionally, our Chief Executive Officer is not permitted to be present during deliberations or voting by the compensation committee regarding his performance goals, performance evaluation or compensation level and abstains from voting in sessions where our board of directors acts on the compensation committee’s recommendations regarding his compensation.

For purposes of determining compensation levels for our named executive officers, our compensation committee considers the recommendations of our Chief Executive Officer, our overall achievement of corporate objectives, the level of responsibility, performance and individual contributions of our named executive officers, public company proxy data, survey group market data, each named executive officer’s equity ownership and the compensation committee members’ own experience in compensation-related matters. The compensation committee also considers the results of the advisory “say-on-pay” vote. At our 2011 annual stockholders meeting, a substantial majority of shares present at the meeting (97.7%) were voted to approve the executive compensation program described in our 2011 proxy statement. Based on this strong stockholder support, the compensation committee has continued to implement the executive compensation program. For purposes of evaluating compensation levels for 2011 and 2012, our compensation committee also considered competitive market benchmarking data as described in “Executive Compensation — Competitive Positioning.” Based on these considerations, our compensation committee approved compensation packages for each of our named executive officers in 2011, the components of which are further described in “Executive Compensation — Compensation Components.”

In February 2011, our compensation committee approved 2011 salaries for our named executive officers and our 2011 Management Incentive Plan.

Competitive Positioning

Our compensation committee has the authority to engage outside consultants from time to time, as the committee sees fit, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program. In the fourth quarter of 2010, our compensation committee engaged Pearl Meyer & Partners, a global human resources and financial services consulting firm, to conduct an independent market review of our executive compensation program. To analyze our executive compensation program, Pearl Meyer used public company proxy data and survey group market data references to compare our total compensation practices for our executives to those in our market:

•	Survey Group. Review regarding executive compensation in the technology industry, with median revenue and market capitalization size equal to $169,000,000 and $898,000,000, respectively, and

•	Select Peer Group. Publicly available data for a competitive peer group of 14 publicly traded companies of similar industry, revenue size and business model.

The Select Peer Group was developed in consultation between our compensation committee, our management team and Pearl Meyer and consisted of the following organizations:

Kenexa Corporation	athenahealth, Inc
Ultimate Software Group, Inc.	SuccessFactors, Inc.
Concur Technologies, Inc.	Constant Contact, Inc.
Taleo Corporation	DemandTec, Inc.
RightNow Technologies	Intralinks
NetSuite Inc.	Salesforce.com
Logmein	Vocus

Pearl Meyer benchmarked our 2010 executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the Select Peer Group. The Pearl Meyer report indicated pay levels on average, total direct compensation is between 45th and 50th percentile (with variation by executive) based on the combination of target total cash at the 60th percentile and annual grant date long term incentives value at the 40th percentile.

Compensation Components

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Base salaries for our named executive officers have typically been negotiated as a part of the employment agreements with our named executive officers at the outset of employment. However, from time to time, consistent with our executive compensation program objectives, base salaries for our named executive officers, together with other components of compensation, are evaluated for adjustment by our compensation committee based on an assessment of the overall achievement of corporate objectives, each named executive officer’s sustained performance and compensation trends in our industry. Each named executive officer’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our named executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.

In February 2012, our compensation committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2012. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our compensation committee approved base salaries to be effective as of March 1, 2012 for each of our named executive officers. The percentage increase for each named executive officer was based on our compensation committee’s assessment of the various considerations described above. The table below shows base salaries for our named executive officers for 2011 and 2012.

Named Executive Officer	Current Title	2011 Base Salary(1)	2012 Base Salary(2)	% Increase
Stephen T. Winn	Chief Executive Officer, Chairman of the Board	$450,000	$475,000	5.6%
Timothy J. Barker	Chief Financial Officer and Treasurer	360,000	380,000	5.6
Dirk D. Wakeham	President	350,000	350,000	—
Margot Lebenberg	Executive Vice President, Chief Legal Officer and Secretary	340,000	350,000	2.9
Ashley Chaffin Glover	Executive Vice President, Multifamily Solutions	340,000	340,000	—

(1)	Reflects base salary at end of 2011.
(2)	Reflects base salary at beginning of March 2012.

Performance-Based Cash Bonuses

Our named executive officers participate in our annual non-equity management incentive plan, or management incentive plan, along with our other senior managers. Our annual management incentive plan is intended to provide cash compensation to our named executive officers and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our named executive officers earn amounts under our management incentive plan based on our achievement of financial performance objectives, including overall corporate revenue and adjusted EBITDA targets and product family specific revenue and profit targets for those participants of our management incentive plan that have direct responsibility over the operations specific to one of our product families, and an assessment of the named executive officer’s individual performance. Our compensation committee approves a management incentive plan each year that outlines overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded.

A portion of our management incentive plan bonuses are typically paid out quarterly based on progression towards the annual achievement of performance objectives. The actual annual cash bonus paid to participants under our management incentive plan with respect to a particular fiscal year is adjusted at year end based on actual achievement of both financial and individual performance objectives.

The Management Incentive Plan for 2011 (“2011 MIP”) was approved by our compensation committee in February 2011. The 2011 MIP target bonus for Mr. Winn is 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2011 MIP target bonus for Mr. Barker is 62.5% of Mr. Barker’s base salary with a maximum bonus potential of 200% of Mr. Barker’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Barker’s target bonus. The 2011 MIP target bonus for Mr. Wakeham is 75% of Mr. Wakeham’s base salary with a maximum bonus potential of 200% of Mr. Mr. Wakeham’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Wakeham’s target bonus. The 2011 MIP target bonus of Ms. Lebenberg and Ms. Chaffin Glover is 50% of the named executive officer’s base salary with a maximum bonus potential of 200% of the named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of the named executive officer’s target bonus. The performance metrics under the 2011 MIP are the same as the performance metrics under our 2010 Management Incentive Plan and include revenue and adjusted EBITDA targets and individual performance ratings. For each of Mr. Winn, Mr. Barker and Ms. Lebenberg, the achievement of 2011 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 30%, 45% and 25%, respectively. For each of Mr. Wakeham and Ms. Chaffin Glover, the achievement of 2011 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 45%, 30% and 25%, respectively. We weighted the individual 2011 MIP for Mr. Wakeham and Ms. Chaffin Glover more heavily toward achieving revenue over adjusted EBITDA because we believe that the positions held by these named executive officers have more direct influence over revenue performance than our other named executive officers. Our compensation committee retains the right to adjust targets and awards under the 2011 MIP based on (i) risk assessment inherent in the target and (ii) circumstances that were not anticipated when the targets were established.

The charts below set forth our 2011 Management Incentive Plan’s overall corporate internal revenue and adjusted EBITDA performance targets, the revenue and percentage of target revenue actually achieved and the adjusted EBITDA and percentage of target adjusted EBITDA actually achieved.

The following table summarizes the actual bonuses paid to our named executive officers pursuant to the 2011 Management Incentive Plan based on achievement of 2011 performance objectives as compared to each named executive officer’s target bonuses:

Executive	2011		Actual Bonus as a Percent of Target Bonus
	Target Bonus	Actual Bonus
Stephen T. Winn	$450,000	$135,000	30.0%
Timothy J. Barker	225,000	67,860	30.2
Dirk D. Wakeham	262,500	68,063	25.9
Margot Lebenberg	170,000	55,250	32.5
Ashley Chaffin Glover	170,000	46,750	27.5

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in November 2010, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock awards. We believe that equity-based compensation provides our named executive officers with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our named executive officers and our stockholders.

Grants of stock option awards and awards of restricted stock, including those to our named executive officers, are all approved by our compensation committee and stock option awards are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Consistent with the terms of our options granted to our other employees, options granted to our named executive officers typically vest over a four-year period in accordance with one of the following vesting schedules, subject to continued service through each applicable vesting date:

•	The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date; or

•

The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. We anticipate using this vesting schedule as our standard vesting schedule for future option grants subject to the discretion of our compensation committee.

Consistent with the terms of our restricted stock awards granted to our other employees, restricted stock awards granted to our named executive officers provide for vesting in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

We believe that the four-year vesting period of our stock option grants and restricted stock awards furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period.

We typically make an initial stock option grant to new executives in connection with the commencement of his or her employment. Additionally, at the discretion of our board of directors and consistent with our executive compensation program objectives, our compensation committee typically evaluates and approves equity awards for our new employees quarterly and equity awards for our existing employees, including our named executive officers, annually, to re-establish or bolster incentives to retain our employees. The stock options we granted to our named executive officers in 2011 are set forth under “Executive Compensation — Grants of Plan-Based Awards.” On February 22, 2012, we granted awards of restricted stock of 50,000, 35,000, 15,000, 25,000 and 25,000 shares to Mr. Winn, Mr. Barker, Mr. Wakeham, Ms. Lebenberg and Ms. Chaffin Glover, respectively. The restricted stock awards vest in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date. We also approved options to purchase 100,000, 70,000, 30,000, 50,000 and 50,000 shares of our common stock to Mr. Winn, Mr. Barker, Mr. Wakeham, Ms. Lebenberg and Ms. Chaffin Glover, respectively, that were granted on February 22, 2012 at an exercise price per share of $20.01. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In determining the size of stock option grants to our named executive officers in 2011 and 2012, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

Severance and Change in Control Benefits

Our employment agreements with our named executive officers provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control.”

Our 1998 Stock Incentive Plan provides that stock options granted to a participant under our 1998 Stock Incentive Plan will become 100% vested on the participant’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) unless the stock option agreement provides otherwise. Each of the outstanding stock options granted to our named executive officers under our 1998 Stock Incentive Plan would be subject to this acceleration benefit in the event of the named executive officer’s death or disability. Our stock option and restricted stock award agreements with our named executive officersalso provide for accelerated vesting in connection with the participant’s death or disability and our stock option and restricted stock award agreements with Mr. Winn, Mr. Barker and Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions as further described under “Executive Compensation — Potential Payments on Termination or Change in Control.” Our compensation committee determined that it was appropriate to provide for payments and accelerated vesting for Mr. Winn, Mr. Barker and Ms. Lebenberg, but not our other named executive officers, in connection with certain change in control transactions because the positions of Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are more likely to be affected by such a transaction than the positions held by our other named executive officers.

We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the named executive officers maintain continued focus and dedication to their assigned duties and maximizes stockholder value. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) savings plan. Other benefit programs offered to all full-time U.S.-based employees include programs for job-related educational assistance, an employee referral program, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum and an employee assistance program. All U.S.-based executives are eligible to participate in our employee benefit plans on the same basis as our other full-time employees, with the exception of the employee referral program, in which our named executive officers are ineligible to participate.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not generally provide any substantial perquisites to our named executive officers.

Commencing in June 2010, Mr. Winn also receives a limited number of additional benefits and perquisites to be used for tax, estate and financial planning assistance. The total pre-tax protected benefit for this purpose is limited to no more than $150,000 for 2010 and for subsequent years.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, to remain competitive with other employers, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in the Company’s Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman

Alfred R. Berkeley, III

Jason A. Wright

Richard M. Berkeley

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Compensation Committee Report by express reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Stephen T. Winn	2011	$450,000	—	$1,201,500	$894,285	$135,000	$153,675	(4)	$2,834,460
Chairman and Chief Executive Officer	2010	400,000	—	—	—	375,800	154,025	(5)	929,825
Timothy J. Barker	2011	360,000	—	841,050	625,999	67,860	3,675		1,898,584
Chief Financial Officer and Treasurer	2010	350,000	—	—	649,250	208,163	3,775		1,211,188
Dirk Wakeham	2011	350,000	—	480,600	357,714	68,063	2,475		1,258,851
President	2010	330,000	—	—	556,500	168,197	3,250		1,057,947
Margot Lebenberg(6)	2011	340,000	—	360,450	268,285	55,250	14,204	(7)	1,033,445
Executive Vice President, Chief Legal Officer and Secretary	2010	200,509	—	—	897,750	119,693	49,892	(8)	1,267,844
Ashley Chaffin-Glover	2011	340,000	—	480,600	357,714	46,750	10,906	(9)	1,235,970
Executive Vice President and Chief Sales & Marketing Officer	2010	320,000	—	—	417,375	124,880	3,675		865,930

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2011 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.
(2)	Represents awards under our 2011 Management Incentive Plan. The material terms of these annual incentive awards are described in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(3)	Represents the amount of our matching contributions under our 401(k) savings plan unless additional forms of other compensation are also indicated in relevant footnotes to this table.
(4)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan and (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance.
(5)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan and (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance, and (iii) $350 reimbursable club fees.
(6)	Ms. Lebenberg commenced her employment on May 12, 2010 as Executive Vice President, Chief Legal Officer and Secretary.
(7)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan (ii) $4,745 of relocation expenses paid to a third party relocation company and (iii) tax gross-up of $5,784 associated with taxable relocation related expenses.

(8)	Consists of (i) $3,008 of our matching contributions under of 401(k) savings plan, (ii) $22,505 of relocation related expense reimbursements, (iii) $20,783 of relocation expenses paid to a third party relocation company and (iv) tax gross-up of $3,596 associated with taxable relocation related expenses.
(9)	Consists of (i) $3,675 of our matching contributions under our 401(k) savings plan and (ii) $7,231 reimbursable club fees.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2011 to our named executive officers:

Grants of Plan-Based Awards
Name	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Date	Threshold	Target	Maximum	Units (2)(3)	Options (2)(4)	Awards (5)	Awards (6)
Stephen T. Winn	2/17/2011	—	$450,000	$900,000	—	—	—	—
	3/1/2011	—	—	—	—	75,000	$24.03	$894,285
	3/1/2011	—	—	—	50,000	—	—	1,201,500
Timothy J. Barker	2/17/2011	—	225,000	450,000	—	—	—	—
	3/1/2011	—	—	—	—	52,500	24.03	625,999
	3/1/2011	—	—	—	35,000	—	—	841,050
Dirk D. Wakeham	2/17/2011	—	262,500	525,000	—	—	—	—
	3/1/2011	—	—	—	—	30,000	24.03	357,714
	3/1/2011	—	—	—	20,000	—	—	480,600
Margot Lebenberg	2/17/2011	—	170,000	340,000	—	—	—	—
	3/1/2011	—	—	—	—	22,500	24.03	268,285
	3/1/2011	—	—	—	15,000	—	—	360,450
Ashley Chaffin Glover	2/17/2011	—	170,000	340,000	—	—	—	—
	3/1/2011	—	—	—	—	30,000	24.03	357,714
	3/1/2011	—	—	—	20,000	—	—	480,600

(1)	Represents awards under our Management Incentive Plan for fiscal 2011. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(2)	The stock option awards and restricted stock awards are governed by our 2010 Equity Incentive Plan and the forms of award agreements approved for use thereunder, copies of which were filed with the Commission as Exhibit 10.4 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-166397) on July 26, 2010 and Exhibits 4.6 through 4.9 of our Registration Statement on Form S-8 (File No. 333-168878) on August 17, 2010.
(3)	Each restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

(4)	Each stock option award vests as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(5)	The stock option awards have an exercise price equal to the closing price per share of our common stock on the effective date of the grant.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to Consolidated Financial Statements for the year ended December 31, 2011 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	OPTION AWARDS				STOCK AWARDS
NAME	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Stephen T. Winn	11,250	63,750	$24.03	03/01/21	—	—
	—	—	—	—	40,625	$1,026,594
Timothy J. Barker	75,000	—	2.00	10/27/15	—	—
	50,000	—	2.50	12/15/16	—	—
	85,932	39,068	6.00	02/26/19	—	—
	70,305	4,695	7.00	02/28/18	—	—
	61,250	113,750	7.50	02/25/20	—	—
	7,875	44,625	24.03	03/01/21	—	—
	—	—	—	—	28,439	718,654
Dirk D. Wakeham	8,250	—	3.00	04/12/17	—	—
	68,750	31,250	6.00	02/26/19	—	—
	70,305	4,695	7.00	02/28/18	—	—
	52,500	97,500	7.50	02/25/20	—	—
	4,500	25,500	24.03	03/01/21	—	—
	—	—	—	—	16,250	410,638
Margot Lebenberg	500	157,500	8.00	05/12/20	—	—
	3,375	19,125	24.03	03/01/21	—	—
	—	—	—	—	12,189	308,016
Ashley Chaffin-Glover	15,000	—	2.50	12/15/16	—	—
	68,750	31,250	6.00	02/26/19	—	—
	46,875	3,125	7.00	02/28/18	—	—
	39,375	73,125	7.50	02/25/20	—	—
	4,500	25,500	24.03	03/01/21	—	—
	—	—	—	—	16,250	410,638

(1)	Stock option awards with an expiration date prior to the year 2020 vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters, and stock option awards with an expiration date during the year 2020 or later vest as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(2)	Restricted stock awards vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(3)	Value based on $25.27, which was the closing market price of our common stock on December 30, 2011, the last trading day prior to our year-end date of December 31, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our named executive officers during the year ended December 31, 2011.

Options Exercised and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Stephen T. Winn	—	—	9,375	$235,844
Timothy J. Barker	50,000	$1,361,842	6,561	165,053
Dirk D. Wakeham	53,750	1,268,177	3,750	94,338
Margot Lebenberg	57,000	1,059,319	2,811	70,715
Ashley Chaffin-Glover	67,500	1,699,607	3,750	94,338

(1)	The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and none of our named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2011.

Employment Agreements

The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC.

Stephen T. Winn

We entered into an employment agreement with Stephen T. Winn, our Chief Executive Officer and Chairman of the Board, on December 30, 2003. The employment agreement with Mr. Winn provides for a base salary at a rate not less than $265,000 per year until December 31, 2003 and thereafter at a rate not less than $275,000 per year with a target annual bonus of not less than 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Winn’s current base salary is $475,000 and target annual bonus is 100% of his annual base salary with a potential maximum annual bonus of up to 200% of his annual base salary.

Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $150,000 per year. Additionally, we will make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. Mr. Winn also receives a limited number of additional benefits and perquisites described under “Executive Compensation — Compensation Components — Perquisites.” As part of his employment, Mr. Winn is entitled to payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Stephen T. Winn.” Our employment agreement with Mr. Winn, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a three-year period following termination.

Timothy J. Barker

We entered into an employment agreement with Timothy J. Barker, our Chief Financial Officer and Treasurer, on October 31, 2005. On October 27, 2005, in accordance with the terms of his employment agreement, Mr. Barker was granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. We subsequently amended the employment agreement with Mr. Barker on January 1, 2010. As amended, the employment agreement with Mr. Barker provides for a base salary at a rate not less than $350,000 per year effective January 1, 2010. Under the terms of his amended employment agreement, Mr. Barker is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Barker’s current base salary is $380,000 and target annual bonus is 62.5% of his annual base salary with a potential maximum annual bonus of up to 125% of his annual base salary. On February 25, 2010, in accordance with the terms of his amended employment agreement, Mr. Barker was granted an option to purchase 175,000 shares of our common stock at an exercise price of $7.50. The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to Mr. Barker’s continued service through each applicable date.

Mr. Barker is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Barker all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Barker is also entitled to payments and other benefits upon termination of his employment in certain circumstances, and our stock option agreements with Mr. Barker provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Timothy J. Barker.” Our amended employment agreement with Mr. Barker, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

Dirk D. Wakeham

Multifamily Internet Ventures, LLC, which we acquired in April 2007, entered into an employment agreement with Dirk D. Wakeham, which was subsequently amended on April 12, 2007. Mr. Wakeham has served as our President since January 2010. As amended, the employment agreement with Mr. Wakeham provides for a base salary at a rate not less than $225,000 per year. Under the terms of his amended employment agreement, beginning in 2007, Mr. Wakeham is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of his base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of his base salary if the performance criteria stipulated in the management incentive plan is exceeded. Mr. Wakeham’s current base salary is $350,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 100% of his annual base salary. In addition, Mr. Wakeham received a one-time lump sum payment of $14,700 following the closing of our acquisition of Multifamily Internet Ventures, LLC, which amount represented the difference between the amount he was paid by Multifamily Internet Ventures, LLC, for the period from January 1, 2007 and April 12, 2007 and the amount he would have been paid during such period if he had been paid at the base salary specified in his employment agreement. On April 12, 2007, in accordance with the terms of his employment agreement, Mr. Wakeham was granted an option to purchase 125,000 shares of our common stock at an exercise price of $3.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

Mr. Wakeham is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Wakeham all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Wakeham is also entitled to certain payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Mr. Wakeham, among other things, also includes confidentiality provisions and non-interference and non-disparagement obligations during his employment and for a period of 24 months following termination.

Margot Lebenberg

We entered into an employment agreement with Margot Lebenberg, Executive Vice President, Chief Legal Officer and Secretary, on May 12, 2010. The employment agreement with Ms. Lebenberg provides for a base salary at a rate not less than $315,000 per year. Under the terms of her employment agreement, beginning in 2010, Ms. Lebenberg is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of her base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of her base salary if the performance criteria for this potential is achieved as set forth in management incentive plan. Ms. Lebenberg’s current base salary is $350,000 and target annual bonus is 50% of her annual base salary with a potential maximum annual bonus of up to 100% of her annual base salary.  In addition, during the year ended December 31, 2011, we paid $10,529 for relocation expenses associated with Ms. Lebenberg’s relocation to Dallas, which includes (i) $4,745 of relocation expenses paid to a third party relocation company and (ii) tax gross-up of $5,784 associated with taxable relocation related expenses.

On May 12, 2010, in accordance with the terms of her employment agreement, Ms. Lebenberg was granted an option to purchase 225,000 shares of our common stock at an exercise price of $8.00. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Ms. Lebenberg is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs and policies made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available Ms. Lebenberg all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Lebenberg is also entitled to payments and other benefits upon termination of her employment in certain circumstances, and our stock option agreements with Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Margot Lebenberg.”

Ashley Chaffin Glover

We entered into an employment agreement with Ashley Chaffin Glover on March 3, 2005. Ms. Chaffin Glover has served as our Executive Vice President, Multifamily Solutions since January 2010. The employment agreement with Ms. Chaffin Glover provides for a base salary at a rate not less than $150,000 per year. Under the terms of her employment agreement, beginning in 2005, Ms. Chaffin Glover is eligible to receive a target annual bonus of 40% of her base salary and a potential maximum annual bonus of up to 80% of her base salary based on the achievement of performance criteria established by our compensation committee. Ms. Chaffin Glover’s annual bonus opportunity for 2005 was prorated for the portion of 2005 that she was employed by us. Ms. Chaffin Glover’s current base salary is $340,000 and target annual bonus is 62.5% of her annual base salary with a potential maximum annual bonus of up to 125% of her annual base salary. On March 3, 2005, in accordance with the terms of her employment agreement, Ms. Chaffin Glover was granted an option to purchase 100,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

Ms. Chaffin Glover is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Ms. Chaffin Glover all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Chaffin Glover is also entitled to certain payments upon termination of her employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Ms. Chaffin Glover, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a one-year period following termination.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Potential Payments upon Termination or Change in Control

Our employment agreements with our named executive officers provide for payments in the event of termination of employment in certain circumstances, and our stock option agreements with Mr. Winn, Mr. Barker and Ms. Lebenberg provide for accelerated vesting in connection with certain change in control transactions. In addition, all outstanding stock options granted to our named executive officers would become 100% vested upon the named executive officer’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) pursuant to the terms of our 1998 Stock Incentive Plan and pursuant to stock option and restricted stock award agreements for awards granted to our named executive officers on March 1, 2011 and February 22, 2012. The descriptions and tables that follow describe the payments and benefits that we would owe to each of our named executive officers, pursuant to the applicable employment and stock option and restricted stock award agreements with our named executive officers and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan, and are qualified in their entirety by reference to the relevant agreements and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC.

Definition of “Cause”

Under the employment agreements with our named executive officers, “Cause” is generally defined as the occurrence of any of the following events:

•	conviction for criminal acts;

•	making a materially false statement to our auditors or legal counsel;

•	falsification of any corporate document or form;

•	any material breach by the named executive officer of his or her material obligations to us or of any published company policy;

•	any material breach by the named executive officer of the provisions of his or her employment agreement;

•	making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in our business and financial matters; and

•	continued performance of his or her duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner.

Pursuant to the terms of their employment agreements, certain of our named executive officers have the ability to cure one or more of the foregoing breaches prior to termination, generally within ten days after receipt of written notice of breach.

Definition of Good Reason

Under the terms of the employment agreements of our named executive officers, “Good Reason” is generally defined as any material failure on our part to comply with any of our material obligations under the employment agreement, which failure has not been cured within ten calendar days after written notice has been given to us. Additionally, the employment agreement with Mr. Winn further provides that our failure to continue his status as Chief Executive Officer or to accord him the powers, duties, reporting responsibilities and perquisites contemplated in his employment agreement shall constitute good reason.

Definition of Disability

Under our employment agreements with each of our named executive officers, we may terminate the named executive officer’s employment for “disability” if, as a result of the named executive officer’s incapacity due to physical or mental illness, he or she has been absent from his or her duties on a full-time basis for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period.

Arrangements with Stephen T. Winn

Pursuant to our employment agreement with Mr. Winn, in the event of his termination by reason of death or disability, Mr. Winn is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation.

In addition, except in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason, if Mr. Winn’s employment is terminated by us without cause or by Mr. Winn for good reason, Mr. Winn is entitled to a lump sum payment equal to 150% of his annual base salary payable within five days of his termination and 100% of his target annual bonus for the year payable after the year end based on achievement of any criteria or conditions to payment that are contingent on our earnings or other financial performance for the year.

The award agreements related to our stock option grant and our restricted stock grant to Mr. Winn on March 1, 2011 and February 22, 2012 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Winn’s death or disability or upon a “change in control.” For purposes of Mr. Winn’s stock option and restricted stock award agreements, a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Timothy J. Barker

Pursuant to our amended employment agreement with Mr. Barker, in the event of termination by reason of death or disability, by us without cause or by Mr. Barker for good reason, Mr. Barker is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current annual salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. In the event such termination occurs within twelve months following the consummation of a “business combination transaction,” the salary continuation payments to Mr. Barker would be increased to an aggregate amount equal to 100% of his annual base salary payable in twelve equal monthly installments under the terms of his amended employment agreement. The salary continuation payments are conditioned upon Mr. Barker executing a full release and covenant not to sue on or before the thirtieth day following his termination.

Additionally, the stock option agreements related to our stock option grants to Mr. Barker on February 26, 2009, February 29, 2008, December 15, 2006 and October 27, 2005 provide that 100% of the unvested options subject to the agreements will fully vest upon a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Mr. Barker on March 1, 2011 and February 22, 2012 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Barker’s death or disability or upon a “change in control.” The stock option agreement related to our stock option grant to Mr. Barker on February 25, 2010 provides that 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” and 100% of the unvested options subject to the agreement will fully vest if Mr. Barker ceases to be a service provider for any reason other than for Cause (as defined in Mr. Barker’s amended employment agreement) within one year of the consummation of a “business combination transaction.”

For purposes of Mr. Barker’s amended employment agreement and stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Margot Lebenberg

Pursuant to the terms of our employment agreement with Ms. Lebenberg, if Ms. Lebenberg’s employment is terminated by reason of her death or disability, by us without cause or by Ms. Lebenberg for good reason, we are obligated to pay her or her estate, as the case may be, (i) 18 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within 12 months of May 12, 2010, (ii) 12 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within the period that is more than 12 months and up to 24 months after May 12, 2010 or within 12 months of a business combination transaction and (iii) six equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs more than 24 months after May 12, 2010, plus, in each case, a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments are conditioned upon Ms. Lebenberg executing a full release and covenant not to sue on or before the thirtieth day following her termination. Our employment agreement with Ms. Lebenberg, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a period of six months following termination.

Our stock option agreement dated May 12, 2010 with Ms. Lebenberg provides for accelerated vesting in certain circumstances. In the event Ms. Lebenberg ceases to be a service provider other than for Cause (as defined in our employment agreement with Ms. Lebenberg dated May 12, 2010), then unvested options subject to the agreement in an amount equal to the difference between 50,000 and Ms. Lebenberg’s then current vested options under the agreement will vest on the date Ms. Lebenberg ceases to be a service provider. Additionally, 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” (as defined in our 1998 Stock Incentive Plan) and 100% of the unvested options subject to the agreement will fully vest if Ms. Lebenberg ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Ms. Lebenberg) within one year of the consummation of a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Ms. Lebenberg on March 1, 2011 and February 22, 2012 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Ms. Lebenberg’s death or disability or upon a “change in control.”

For purposes of Ms. Lebenberg’s stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Our Other Named Executive Officers

Pursuant to our employment agreements with each of Ms. Chaffin Glover and Mr. Wakeham, in the event of termination by reason of death or disability, by us without cause or by the named executive officer for good reason, each of these named executive officers is entitled to receive salary continuation payments in an aggregate amount equal to 50% of their current annual salary and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Ms. Chaffin Glover are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Ms. Chaffin Glover’s current annual salary. The salary continuation payments to Mr. Wakeham are payable in six equal monthly installments at an amount per installment equal to one-twelfth of the named executive officer’s current annual salary. The salary continuation payments are conditioned upon the named executive officer executing a full release and covenant not to sue on or before the thirtieth day following termination. The award agreements related to our stock option grants and our restricted stock grants to Mr. Wakeham and Ms. Glover on March 1, 2011 and February 22, 2012 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Wakeham or Ms. Glover’s death or disability.

The following table provides the total dollar value of the compensation that would be paid to each of our named executive officers assuming a change in control or the termination of his or her employment in certain defined circumstances on December 31, 2011, pursuant to the arrangements described above:

Named Executive Officer	Compensation	Termination on Death or Disability	Termination without Cause or for Good Reason	Business Combination Transaction	Termination Without Cause or Good Reason Within 12 Months of a Business Combination Transaction	Change In Control
Stephen T. Winn	Severance Payment (1)	—	$675,000	—	—	—
	Salary Continuation (3)	$225,000	—	—	—	—
	Bonus (1)(2)	—	135,000	—	—	—
	Option Acceleration (6)	74,440	—	$74,400	$74,400	$74,400
	Restricted Stock Acceleration(6)	947,625	—	947,625	947,625	947,625

	Total	1,247,025	810,000	1,022,025	1,022,025	1,022,025
Timothy J. Barker	Salary Continuation (3)	180,000	180,000	—	360,000	—
	Option Acceleration (4)(5)(6)	2,520,233	—	1,587,308	2,520,233	52,080
	Restricted Stock Acceleration (6)	663,388	—	663,388	663,388	663,388

	Total	3,363,621	180,000	2,250,696	3,543,621	715,468
Dirk D. Wakeham	Salary Continuation (3)	175,000	175,000	—	—	—
	Option Acceleration (4)(6)	2,110,810	—	—	—	—
	Restricted Stock Acceleration(6)	379,050	—	—	—	—

	Total	2,285,810	175,000	—	—	—
Margot Lebenberg	Salary Continuation (3)	510,000	510,000	—	340,000	—
	Option Acceleration (4)(5)(6)	2,548,058	—	1,285,189	2,548,058	22,320
	Restricted Stock Acceleration (6)	284,338	—	284,338	284,338	284,338

	Total	3,342,396	510,000	1,569,527	3,172,396	306,658
Ashley Chaffin Glover	Salary Continuation (3)	170,000	170,000	—	—	—
	Option Acceleration (4)(6)	1,710,985	—	—	—	—
	Restricted Stock Acceleration (6)	—	—	—	—	—

	Total	1,880,985	170,000	—	—	—

(1)	Amount would not be paid in the event of Mr. Winn’s termination in connection with our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason.
(2)	Value represents target bonus for Mr. Winn for 2011. Subject to achievement of any criteria or conditions to the payment of Mr. Winn’s target bonus which are contingent on our earnings or other financial performance for the year.
(3)	Amount of salary continuation payment if termination is not within twelve months following the consummation of a business combination transaction.
(4)	Value represents the gain our named executive officers would receive, calculated as the positive difference between our stock price on December 31, 2011 and the exercise price of the named executive officer’s unvested options subject to acceleration upon the named executive officer’s death or disability pursuant to our 1998 Stock Incentive Plan. On December 31, 2011, our stock price was $25.27.
(5)	If terminated without cause or good reason, this value represents the gain the named executive officer would receive, calculated as the positive difference between our stock price on December 31, 2011 and the exercise price of such named executive officer’s unvested options subject to acceleration upon a business combination transaction pursuant to the terms of certain of such named executive officer’s stock option agreements with us. On December 31, 2011, our stock price was $25.27.
(6)	The award agreements related to our stock option grant and our restricted stock grant to our named executive officers on March 1, 2011 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon the participant’s death or disability or upon a “change in control.” The amounts relating to vesting upon death or disability assume that the April 4, 2012 amendments to the stock option and restricted stock agreements evidencing the grants referred to in the prior sentence were effective as of December 31, 2011 in order to provide meaningful, current information.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied except that Seren Capital, Ltd. filed a Form 4 pertaining to transactions in accordance with a 10b5-1 plan after the filing deadline applicable to such transactions. The 10b5-1 plan transactions for Seren Capital were also timely reported on Form 4s filed by Stephen T. Winn.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2011 are summarized in the following table:

Plan category	Number of shares issued pursuant to restricted stock awards or to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	8,563,908	(1)	$10.15	(2)	4,223,489	(3)(4)
Equity compensation plans not approved by stockholders	261,423	(5)	4.49		—
Total	8,825,331		9.95		4,223,489

(1)	Includes 7,030,045 shares to be issued upon exercise of outstanding options and 1,533,863 shares issued as restricted stock awards.
(2)	Does not include time-based or performance-based restricted stock awards.
(3)	Includes 4,223,489 shares available for future issuance under our 2010 Equity Incentive Plan.
(4)	Our 2010 Equity Incentive Plan includes an “evergreen” provision that provides for automatic increases to the number of shares of our common stock reserved for issuance thereunder on January 1 of each year in an amount equal to the lesser of (i) 10,000,000 shares, (ii) 5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis, or (iii) such amount as our board of directors may determine.
(5)	Includes 261,423 shares to be issued upon exercise of outstanding options originally issued under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan and assumed by us in connection with our acquisition of Multifamily Technology Solutions, Inc.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee appointed the firm of Ernst & Young LLP (“E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Our audit committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as our independent registered public accounting firm since December 2004.

In the event the stockholders fail to ratify the appointment, our audit committee will reconsider its selection. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2011 and 2010, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings were approximately $634,000 and $1,074,000, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to acquisitions were $396,000 and $40,000 in 2011 and 2010, respectively.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2011 and 2010 were approximately $7,200 and $69,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed for other services for 2011 or 2010.

The charter of our audit committee provides that the audit committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. Our audit committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our audit committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our audit committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our audit committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to our audit committee at the next scheduled meeting.

E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2011, our audit committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.

Required Vote and Recommendation of the Board of Directors for Proposal Two

The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Jason A. Wright, Chairman, Peter Gyenes and Scott S. Ingraham . All members of the Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met three times during fiscal 2011 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly and audited fiscal year financial statements, including a review of the Company’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of the Company’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC.

AUDIT COMMITTEE

Jason A. Wright, III, Chairman

Peter Gyenes

Scott S. Ingraham

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Margot Lebenberg

Margot Lebenberg
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 11, 2012

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

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Annual Meeting Proxy Card

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1. Election of Directors:

	For	Withhold		For	Withhold
01 - Jeffrey T. Leeds	☐	☐	02 - Scott S. Ingraham	☐	☐

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. MMMMMMMMMMMM Admission Ticket MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 1:00 Proxies a.m submitted ., Central Time, by the on Internet June 6, or 2012 telephone . must be received by ADD 6 Vote by Internet Go to www.investorvote.com/RP Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2. 1. Election of Directors: 01—Jeffrey T. Leeds For Withhold For Withhold + 02—Scott S. Ingraham For Against Abstain 2. Proposal to ratify independent public accounting firm for 2012. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title .sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 2 1 D V 1 3 7 6 9 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01GHJC

. 2012 Annual Meeting Admission Ticket 2012 Annual Meeting of RealPage, Inc. Stockholders Wednesday, June 6, 2012 at 10:00 a.m. Local Time 4000 International Parkway Carrollton, TX 75007 Upon arrival, please present this admission ticket and photo identification at the registration desk. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — RealPage, Inc. Notice of 2012 Annual Meeting of Stockholders 4000 International Parkway, Carrollton, TX 75007 Proxy Solicited by Board of Directors for Annual Meeting – June 6, 2012 Timothy J. Barker, Stephen T. Winn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealPage, Inc. to be held on June 6, 2012 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the directions indicated by the stockholder herein. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)